EXHIBIT 10.34
May 16, 2006
Laura A. Brege
Dear Laura:
     On behalf of Onyx Pharmaceuticals, it is a great pleasure to offer you the position of Executive Vice President and Chief Business Officer, reporting to me. In this position you will serve as a member of the Executive Team and will have responsibility for the Finance & Accounting, Corporate Development, Investor Relations, Legal and Human Resources functions. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to Onyx at this exciting time. We are pleased to offer you the following:
Salary: Your annual salary will be $375,000 paid semi-monthly, less required deductions and withholdings.
Bonus: You are eligible to receive annual bonus amounts of up to 35% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. For 2006, you will receive a sign-on bonus of $50,000, and be eligible to receive a bonus amount of up to $81,250, for a total bonus of $131,000 (35% of base) for 2006 if target bonus objectives are achieved. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus. If your employment ceases within one year of hire, except as defined in the Executive Change in Control Severance Benefits Agreement, you will be required to repay the $50,000 sign on bonus to the Company.
Relocation: If within the first 12 months of your employment you relocate closer to Onyx’s offices in Emeryville, Onyx will give you a one-time payment of $150,000, less required deductions and withholdings, to defray costs associated with the move.
Stock: Subject to approval by our Board of Directors, you will be granted an option to purchase 275,000 Onyx shares at the market price on your start date. The options will be issued pursuant to the Company’s standard Option Agreement and will be subject to the terms of the governing stock option plan. These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48 per month thereafter, for a total of a four-year vesting period. In addition to these options, Onyx employees are eligible for annual option grants based on individual performance.
Benefits: You will be eligible to participate in the Company’s group insurance and benefits plans pursuant to the terms of these plans, which currently include:
1.	Medical coverage provided by Blue Shield; dental and orthodontic coverage provided by Delta Dental;
2.	Life insurance equal to two times your annual salary;
3.	Short-Term and Long-Term Disability;
4.	Vision Plan;
5.	Flex-125 Cafeteria Plan including premiums, and medical expense and dependent care reimbursement;
6.	Employee Stock Purchase Plan;
7.	The Onyx 401(k) Plan through Great-West Life;
8.	The tuition reimbursement program; and
9.	Membership in the Patelco Credit Union.
You may also choose to have additional Voluntary Term Life for you and your eligible dependents deducted directly from your paycheck. You will accrue four weeks (160 hours) of vacation per year. Up to ten paid sick days (eighty hours) may be taken per year in the event of injury or illness, and there will be ten (10) Company-designated, paid holidays per calendar year.
You will be eligible to enter into the Onyx Executive Change In Control Severance Benefits Agreement, in the form enclosed with this letter, once you begin your employment. This agreement will set forth the terms of the change of control benefits that you will be entitled to.
This offer is contingent upon your signing our Proprietary Information Agreement. We ask that you return one signed copy of the enclosed Proprietary Information Agreement with your offer letter and keep the other copy for your records.
Onyx agrees that during your employment you may continue your Board obligations from Red Rock Ventures. As those are satisfied,

Onyx agrees that you may serve as a member of the board of directors of two other companies provided that the Company approves of the identity of these companies in advance.
Onyx is an “at will” employer. This means that either you or Onyx may terminate your employment at any time, with or without cause, and with or without advance notice. In addition, the employment terms of this letter supersede any other agreements or promises made to you by anyone, whether oral or written. No employee or representative of the Company, other than its president, has the authority to make any express or implied agreement contrary to the foregoing. This offer letter may only be changed in a written document signed by you and me.
Please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Proprietary Information Agreement to me as soon as possible, but no later than Wednesday, May 25, 2006, the offer expiration date.
We enthusiastically anticipate your joining our team. Should you have any questions regarding the provisions of employment, please do not hesitate to contact me.
Sincerely,
/s/ Hollings C. Renton
Hollings C. Renton
Chairman, President and Chief Executive Officer

I accept Onyx Pharmaceuticals’ offer of employment in the terms stated.

/s/ Laura A. Brege	5/19/2006
Laura A. Brege	Date
Start Date      6/12/2006           (if unsure, please estimate)